EXHIBIT 99.1

VERSO CORPORATION REPORTS THIRD QUARTER 2015 RESULTS
MEMPHIS, Tenn. (November 16, 2015) - Verso Corporation (OTCQB: VRSZ) today reported financial results for the third quarter of 2015. Results for the quarters ended September 30, 2015 and 2014 include:

•	Net sales of $782 million in the third quarter of 2015 compared to $350 million in the third quarter of 2014.

•	Operating income before special items of $23 million in the third quarter of 2015 compared to $16 million in the third quarter of 2014.

•	Adjusted EBITDA of $84 million in the third quarter of 2015, compared to $41 million in the third quarter of 2014.

Overview

Verso’s net sales for the third quarter of 2015 increased $432 million, or 123%, compared to the third quarter of 2014, due primarily to the addition of net sales resulting from the NewPage acquisition. However, when compared to 2014 sales as adjusted to include the impact of the NewPage acquisition and the sale of the Bucksport mill, our sales have declined, quarter over quarter, reflecting an increase in offshore imports and a decline in U.S. demand for coated papers.

During the third quarter of 2015, Verso recorded special items affecting operating income totaling $66 million, or $0.80 per diluted share, primarily related to restructuring costs associated with the production capacity reduction and optimization of the Androscoggin mill and the indefinite idling of the Wickliffe mill, and integrating the legacy Verso and NewPage operations. During the third quarter of 2014, special items affecting operating income were $2 million, or $0.04 per diluted share.

“Despite continuing soft market conditions, Verso saw seasonal volume increases in the third quarter, particularly in coated freesheet,” said Verso President and Chief Executive Officer David Paterson. “In response to a continuing decline in demand and oversupply of products, we decided to downsize our Androscoggin mill and indefinitely idle our Wickliffe mill, which together will reduce Verso’s production capacity by 430,000 tons of coated paper and 130,000 tons of dried market pulp. We also took 79,000 tons of market-related downtime across our mill system during the third quarter. In the face of these challenges, our employees remained focused on improving efficiency, reducing costs, and increasing job safety (achieving double-digit percentage reductions in recordable and lost time injuries). Verso also successfully fulfilled its financial obligations, paying $118 million in interest on our indebtedness during the third quarter. Despite these important achievements, and as we explain further in this press release, we intend to pursue a restructuring of our balance sheet to address our continuing cash flow and liquidity concerns.”

Summary Results
Results of Operations – Comparison of Third Quarter of 2015 to Third Quarter of 2014

	Three Months Ended
	September 30,
(Dollars in millions)	2014	2015
Net sales	$350	$782
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	295	677
Depreciation, amortization and depletion (exclusive of accelerated depreciation included in restructuring charges)	23	60
Selling, general and administrative expenses	18	33
Restructuring charges	—	55
Total operating expenses	336	825
Operating income (loss)	14	(43)
Interest expense	37	68
Other loss, net	14	—
Loss before income taxes	(37)	(111)
Income tax benefit	(1)	—
Net loss	$(36)	$(111)

Net Sales. Net sales for the third quarter of 2015 increased 123% to $782 million from $350 million in the third quarter of 2014. Our sales increase was primarily driven by a 110% increase in total sales volume, from 433 thousand tons in 2014 to 910 thousand tons in 2015. The increase in volume resulted in $398 million of additional revenue, while changes in pricing contributed $34 million, as the average sales price per ton increased from $808 to $859, for all of our products in the third quarter of 2015, compared to the third quarter of 2014. When compared to 2014 sales as adjusted to include the impact of the NewPage acquisition and the sale of the Bucksport mill, our sales have declined, quarter over quarter, reflecting an increase in offshore imports and a decline in U.S. demand for coated papers.

Net sales for our paper segment increased 135% to $736 million in the third quarter of 2015 from $313 million in the third quarter of 2014, due to a 124% increase in paper sales volume to 829 thousand tons in the third quarter of 2015, compared to 371 thousand tons in the third quarter of 2014, supplemented by a 5% increase in average sales price per ton of paper to $888 in the third quarter of 2015, compared to $845 in the third quarter of 2014. The increased sales volume, which is primarily due to the addition of sales resulting from the NewPage acquisition, resulted in $387 million of additional revenue, which was augmented by the impact of changes in market pricing and product mix of $36 million.

Net sales for our pulp segment increased 24% in the third quarter of 2015 to $46 million from $37 million in the third quarter of 2014, due to a 31% increase in pulp sales volume to 81 thousand tons in the third quarter of 2015, compared to 62 thousand tons in the third quarter of 2014, while the average sales price per ton declined 4% to $566 in the third quarter of 2015, compared to $589 in the third quarter of 2014. The increased sales volume, which is primarily attributable to the addition of net sales as a result of the NewPage acquisition, contributed $11 million of additional revenue, while the change in market pricing resulted in a decrease in revenue of $2 million.

Cost of sales.  Cost of products sold, excluding depreciation, amortization and depletion expenses, increased $382 million, or 130%, in the third quarter of 2015, compared to the third quarter of 2014, primarily due to incremental costs as a result of the NewPage acquisition.  Our gross margin percentage was 13.4% for the third quarter of 2015, compared to 15.8% for the third quarter of 2014, reflecting an incremental $49 million in gross margin, with $59 million attributable to volume increases offset by $10 million attributable to lower margin per ton. During the third quarter of 2015, our margin per ton was negatively impacted by incremental costs related to mill maintenance outages and 79,000 tons of downtime. Depreciation, amortization and depletion expenses increased $37 million, or 161%, in the third quarter of 2015, compared to the third quarter of 2014, also primarily due to incremental costs as a result of the NewPage acquisition.

Selling, general and administrative.  Selling, general and administrative expenses increased primarily due to incremental expenses of $15 million, or 83%, in the third quarter of 2015, compared to the third quarter of 2014, as a result of the NewPage acquisition. As a percentage of sales, selling, general and administrative expenses decreased from 5% in the third quarter of 2014 to 4% in the third quarter of 2015.

Restructuring charges. Restructuring charges of $55 million during the third quarter of 2015 consisted primarily of $35 million of noncash charges related to our Androscoggin mill, and $15 million of severance and benefit costs related primarily to the production capacity reductions at our Androscoggin and Wickliffe mills.

Interest expense.  Interest expense for the third quarter of 2015 was $68 million, compared to $37 million for the third quarter of 2014. The change in interest expense reflects the addition of the NewPage ABL Facility and NewPage Term Loan Facility, the 2015 First Lien Notes issued in connection with the NewPage acquisition, and changes resulting from the completion of the second lien and subordinated notes exchange offers.

Results of Operations – Comparison of First Nine Months of 2015 to First Nine Months of 2014

	Nine Months Ended
	September 30,
(Dollars in millions)	2014	2015
Net sales	$970	$2,366
Costs and expenses:
Cost of products sold (exclusive of depreciation, amortization and depletion)	873	2,062
Depreciation, amortization and depletion (exclusive of accelerated depreciation included in restructuring charges)	74	181
Selling, general and administrative expenses	53	134
Restructuring charges	—	83
Total operating expenses	1,000	2,460
Operating loss	(30)	(94)
Interest expense	107	201
Other loss, net	33	—
Loss before income taxes	(170)	(295)
Income tax benefit	(1)	(2)
Net loss	$(169)	$(293)

Net Sales. Net sales for the nine months ended September 30, 2015 increased 144% to $2,366 million from $970 million in the nine months ended September 30, 2014. Our sales increase was primarily driven by a 126% increase in total sales volume, from 1,212 thousand tons in 2014 to 2,742 thousand tons in 2015. The increase in volume resulted in $1,267 million of additional revenue. The revenue increase associated with the increased volume was enhanced by the impact of pricing improvements of $128 million, as the average sales price per ton increased from $801 to $863, for all of our products in the nine months ended September 30, 2015, compared to the nine months ended September 30, 2014. When compared to 2014 sales as adjusted to include the impact of the NewPage acquisition and the sale of the Bucksport mill, our sales have declined, on a year-to-date basis, reflecting an increase in offshore imports and a decline in U.S. demand for coated papers.

Net sales for our paper segment increased 159% to $2,207 million in the nine months ended September 30, 2015 from $851 million in the nine months ended September 30, 2014, due to a 143% increase in paper sales volume to 2,456 thousand tons in the nine months ended September 30, 2015 compared to 1,011 thousand tons in the nine months ended September 30, 2014, supplemented by a 7% increase in average sales price per ton of paper to $898 in nine months ended September 30, 2015, compared to $842 in the nine months ended September 30, 2014. The increased sales volume, which is primarily due to the addition of sales resulting from the NewPage acquisition, resulted in $1,217 million of additional revenue, which was augmented by the impact of changes in market pricing and product mix of $138 million.

Net sales for our pulp segment increased 34% in the nine months ended September 30, 2015 to $159 million from $119 million in the nine months ended September 30, 2014, due primarily to a 43% increase in pulp sales volume to 285 thousand tons in the nine months ended September 30, 2015, compared to 200 thousand tons in the nine months ended September 30, 2014. The average sales price per ton declined 6% to $558 in the nine months ended September 30, 2015, compared to $593 in the nine months ended September 30, 2014. The increased sales volume, which is primarily attributable to the addition of net sales as a result of the NewPage acquisition, contributed $50 million of additional revenue, while a reduction of market pricing resulted in a decrease in revenue of $10 million.

Cost of sales.  Cost of products sold, excluding depreciation, amortization and depletion expenses, increased $1,189 million, or 136%, in the nine months ended September 30, 2015, compared to the nine months ended September 30, 2014, primarily due to incremental costs as a result of the NewPage acquisition.  Our gross margin was 12.8% for the nine months ended September 30, 2015, compared to 10.0% for the nine months ended September 30, 2014, reflecting an incremental $206 million in gross margin, with $122 million attributable to volume increases and $84 million attributable to higher margin per ton as a result of different mix of paper products from NewPage. Depreciation, amortization and depletion expenses increased $107 million, or 145%, in the nine months ended September 30, 2015, compared to the nine months ended September 30, 2014, primarily due to incremental costs as a result of the NewPage acquisition.

Selling, general and administrative. Selling, general and administrative expenses increased primarily due to incremental expenses of $81 million, or 153%, as a result of the NewPage acquisition, in the nine months ended September 30, 2015, compared to the nine months ended September 30, 2014. As a percentage of sales, selling, general and administrative expenses were flat at 6% for the nine months ended September 30, 2015 and 2014, respectively.

Restructuring charges.  Restructuring charges for the nine months ended September 30, 2015 were $83 million, and consisted primarily of $35 million of noncash charges related to our Androscoggin mill, $15 million of severance and benefit costs related primarily to the production capacity reductions at our Androscoggin and Wickliffe mills, $16 million of severance and benefit costs related to efforts to integrate the legacy Verso and NewPage operations, and $12 million of expenses related to the sale of the Bucksport mill.

Interest expense.  Interest expense for the nine months ended September 30, 2015 was $201 million, compared to $107 million for the same period in 2014.  The change in interest expense year over year reflects the addition of the NewPage ABL Facility and NewPage Term Loan Facility, the 2015 First Lien Notes issued in connection with the NewPage acquisition, and changes resulting from the completion of the second lien and subordinated notes exchange offers.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation and amortization.  Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items we do not consider indicative of ongoing performance. Adjusted EBITDA is a financial term commonly used in our industry. We use Adjusted EBITDA as a way of evaluating our performance relative to that of our peers.  We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of ongoing operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

Prior periods have been adjusted to include the historical operations of NewPage, excluding the Biron and Rumford mills, and to exclude the historical operations of the Bucksport mill. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate.  In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA.   We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.  We also believe that Adjusted EBITDA is a useful measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

Our debt agreements allow further adjustments to Adjusted EBITDA for the purpose of calculating covenant compliance. These additional adjustments include projected pro forma effects of our profitability program and, for Verso Holdings only, the pro forma impact of expected synergies related to the NewPage acquisition (please see related information in our quarterly and annual financial statements). Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.  You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA for the periods presented as adjusted to include the historical operations of NewPage, excluding the Biron and Rumford mills, and to exclude the historical operations of the Bucksport mill:

	As Adjusted
	Nine		Three	Nine	Twelve
	Months	As Adjusted	Months	Months	Months
	Ended	Year Ended	Ended	Ended	Ended
	September 30,	December 31,	September 30,	September 30,	September 30,
(Dollars in millions)	2014	2014	2015	2015	2015
Net loss	$(241)	$(459)	$(111)	$(293)	$(511)
Income tax benefit	(1)	(4)	—	(2)	(5)
Interest expense, net	197	253	68	201	257
Depreciation, amortization and depletion	191	248	60	181	238
EBITDA	$146	$38	$17	$87	$(21)
Adjustments to EBITDA:
Restructuring charges (1)	—	141	55	83	224
Integration (2)	—	—	6	15	15
NewPage acquisition-related costs/charges (3)	45	60	1	18	33
Hedge losses (gains) (4)	6	17	1	(4)	7
Equity award expense (5)	1	13	1	2	14
Trademark impairment (6)	6	6	—	—	—
Other items, net (7)	7	14	3	7	14
Adjusted EBITDA	$211	$289	$84	$208	$286

(1)
Represents costs primarily associated with the shutdown of a pulp dryer and paper machine at the Androscoggin mill, the indefinite idling of the Wickliffe mill, the closure of the Bucksport mill, and the costs associated with reorganizing the business after the NewPage acquisition.

(2)	Represents costs associated with efforts to integrate the legacy Verso and NewPage operations, generate cost savings, and capture synergies across the combined company.

(3)	Represents costs incurred in connection with the NewPage acquisition, including one-time impacts of purchase accounting.

(4)	Represents unrealized losses (gains) on energy-related derivative contracts.

(5)	Represents amortization of noncash incentive compensation.

(6)	Represents noncash impairment charge on trademarks.

(7)	Represents miscellaneous noncash and other earnings adjustments.

Potential Restructuring and Asset Sales

Based on Verso’s current liquidity position and our projections of operating results and cash flows for the remainder of 2015 and 2016, we anticipate that we will not have sufficient resources to fund our most significant future cash obligations and, therefore, we believe that there is substantial doubt about our ability to continue as a going concern in the absence of a restructuring of our balance sheet. As a result of our cash flow and liquidity concerns, we have begun evaluating potential restructuring alternatives. We have engaged PJT Partners L.P. to provide us with restructuring and transactional services and O’Melveny & Myers LLP to provide us with restructuring legal advice and assistance. We have begun discussions with certain of our creditor constituencies to explore potential restructuring alternatives. We also are exploring opportunities to raise funds through potential sales of certain of our mills and related facilities, which may include the Stevens Point, Androscoggin and Duluth mills, our recently idled Wickliffe mill, and the hydroelectric generation facilities associated with our Androscoggin mill. Our potential restructuring could occur in a consensual, out-of-court manner or through a court-supervised Chapter 11 bankruptcy proceeding. While we intend to actively pursue a potential restructuring and potential asset sales, there can be no assurance that any of these activities will occur on terms acceptable to us or at all.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and our business. For a discussion of the risks and uncertainties affecting Verso and our business, please refer to the risks and uncertainties identified elsewhere in this press release as well as those discussed in Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at www.versoco.com.

Conference Call
Verso will host a conference call on Monday, November 16, 2015, at 9 a.m. (EST) to discuss our third quarter results. Analysts and investors may access the live conference call by dialing (412) 317-6061 or, within the U.S. and Canada only, (888) 317-6003, access code 4607037. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at http://investor.versoco.com by navigating to the Events page, or at http://investor.versoco.com/eventdetail.cfm?EventID=165666. This release and Verso’s quarterly report on Form 10-Q for the three months ended September 30, 2015, will be made available on Verso’s website at http://investor.versoco.com by navigating to the Financial Information page.

A replay of the webcast will be available starting at 12 p.m. (EST) on Monday, November 16, 2015. To access the replay, navigate to the Events page of the Investors section on Verso’s website at http://investor.versoco.com.
Contacts
Verso Corporation
www.versoco.com

Investor Relations
Allen J. Campbell
Senior Vice President and Chief Financial Officer
901-369-4128
investor.relations@versoco.com
Media Relations
Kathi Rowzie
Vice President, Communications and Public Affairs
901-369-5800
kathi.rowzie@versoco.com